EXHIBIT 21

FIRST FINANCIAL BANCORP. SUBSIDIARIES *

First Financial Bank, National Association, organized as a national banking association under the laws of the United States

•	Irwin Commercial Finance Corporation, incorporated in the State of Indiana, a wholly owned subsidiary of First Financial Bank, National Association

•	First Financial Insurance Indiana, incorporated in the State of Indiana, a wholly owned subsidiary of First Financial Bank, National Association

•	First Financial Insurance Holding Company, incorporated in the State of Ohio, a wholly owned subsidiary of First Financial Bank, National Association

◦	First Financial Insurance, Inc., incorporated in the State of Ohio, a wholly owned subsidiary of First Financial Insurance Holding Company

FFBC Capco Inc., incorporated in the State of Indiana

MXG, Inc., incorporated in the State of Ohio

* The names of certain subsidiaries have been omitted pursuant to Item 601 of Regulation S-K in that the unnamed subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as of the end of the year covered by this report. (See the definition of “significant subsidiary” in Rule 1–02(w) (17 CFR 210.1–02(w)) of Regulation S-X.)